Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Reports to Shareholders; Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 42 to File No. 33-10754; Amendment No. 44 to File No. 811-04933) of PFM Funds of our report dated August 21, 2009, included in the 2009 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 26, 2009